EXHIBIT 8.1
                   [LETTERHEAD OF DE JOYA GRIFFITH & COMPANY]

Date:     April 30, 2009

To:       GreenStart, Inc.

From:     De Joya Griffith & Company, LLC
          2580 Anthem Village Drive
          Henderson, NV 89052

Subject:Tax Consequences of Rescission Offer

It is my understanding that the rescission consists of the following terms. In connection therewith, you have requested our opinion with respect to certain U.S. federal income tax matters.

The Prospectus covers a maximum of 1,016,704 shares of Common Stock (the "Rescission Shares") of GreenStart, Inc., a Nevada corporation (the "Company") which the Company is offering (the "Rescission Offering") to stockholders of Granite Energy, Inc., a Nevada corporation ("Granite"). Granite is holding 1,016,704 shares of Common Stock of the Company for the benefit of Granite stockholders for distribution to Granite stockholders upon the Securities and Exchange Commission (the "SEC") clearance of this registration statement. The Rescission Shares are being offered to the stockholders of Granite, including any officers or directors that are stockholders of Granite, in exchange for 1,016,704 shares of restricted Common Stock of the Company (the "Dividend Shares") distributed to these same stockholders of Granite as a stock dividend on or about October 15, 2007, a date earlier than the Company's Form 10 filing.

Accordingly, the Company was unable to qualify for the limited exemption available for stock dividends under Staff Bulletin No. 4 (CF) and registration of the Rescission Shares therefore was required. No consideration was received either by the Company, Granite, or Amerigo Energy for the Dividend Shares and none will be received by Granite or Amerigo Energy for issuance of the Rescission Shares. The only consideration to be received by the Company for the issuance of the Rescission Shares will be the Dividend Shares furnished by Granite stockholders in the exchange. Officers and directors will participate in the Rescission Offer but will receive no compensation. The Rescission Offer is being made on a pro-rata basis to each Granite stockholder as of a Record Date of October 15, 2007, in a ratio of one (1) share of the Rescission Shares for every one (1) share of the Dividend Shares they hold, for a total of 1,016,704 shares. Each Dividend Share received in exchange will be cancelled by the Company upon the issuance of the corresponding Rescission Share. There will only be shares of stock issued in return of the rescinded shares of stock. The new shares will have the same characteristics of the rescinded shares except for proper registration.

Based upon and subject to the foregoing, we confirm that the discussion in the Registration Statement under the captions "Tax Consequences", "U.S. Federal Income Tax Consequences", and "Material Federal Income Tax Consequences of the Rescission", to the extent it consists of statements of U.S. federal income tax law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

The opinions stated above represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter. Further, the opinions set forth above represent our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation  of  all  of  the  facts  referred  to in  this  letter  and  the certificates and other statements of corporate officers and other representatives of the Sponsor and the Trust. Our opinions are not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or sustained by a court.

The opinions set forth in this letter are (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter,
(ii) as of the date hereof, and (iii) rendered by us at the request of the Sponsor. We assume no obligation to update our opinions for events or changes in the law occurring after the effective date of the Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ De Joya Griffith & Company, LLC
-----------------------------------
De Joya Griffith & Company, LLC